Filed Pursuant to Rule 433

Final Term Sheet

November 17, 2015

Relating to Preliminary Prospectus Supplement

dated November 17, 2015

Registration Statement No. 333-186798

Time Warner Inc.

$600,000,000 3.875% Notes due 2026

$300,000,000 4.85% Debentures due 2045

Issuer:	Time Warner Inc.
Guarantors:	Historic TW Inc. Home Box Office, Inc. Turner Broadcasting System, Inc.
Securities:	$600,000,000 3.875% Notes due 2026 (the “Notes”) $300,000,000 4.85% Debentures due 2045 (the “Debentures”)
Size:	Notes	$600,000,000
Debentures

$300,000,000

The Debentures offered hereby constitute an additional issuance of, and will form a single series with, the $600,000,000 aggregate principal amount of Time Warner Inc.’s 4.85% Debentures due 2045 issued on June 4, 2015 (the “Existing Debentures”). Upon completion of this offering, the aggregate principal amount outstanding of the Debentures together with the Existing Debentures will be $900,000,000.

Maturity Dates:	Notes	January 15, 2026
	Debentures	July 15, 2045
Coupon:	Notes	3.875%
	Debentures	4.85%
Interest Payment Dates:	Notes	January 15 and July 15, commencing July 15, 2016
	Debentures	January 15 and July 15, commencing January 15, 2016
Price to Public:	Notes	99.951%
	Debentures	96.812% plus accrued interest from June 4, 2015
Accrued Interest on the Debentures Payable to the Issuer:	$6,709,166.67 accrued from June 4, 2015 to the expected settlement date, November 20, 2015
Benchmark Treasury:	Notes	2.250% due November 15, 2025
	Debentures	2.875% due August 15, 2045

Benchmark Treasury Yield:	Notes	2.255%
	Debentures	3.058%
Spread to Benchmark Treasury:	Notes	Plus 162.5 bps
	Debentures	Plus 200 bps
Yield:	Notes	3.880%
	Debentures	5.058%
Make-Whole Call:	Notes	Treasury Rate plus 25 bps at any time prior to October 15, 2025 (three months prior to maturity); par call at any time on or after October 15, 2025
	Debentures	Treasury Rate plus 30 bps at any time prior to January 15, 2045 (six months prior to maturity); par call at any time on or after January 15, 2045
Expected Settlement Date:	November 20, 2015 (T+3)
Denominations:	Minimum of $2,000 and integral multiples of $1,000 in excess of $2,000
CUSIP/ISIN:	Notes	887317 AZ8 / US887317AZ80
	Debentures	887317 AX3 / US887317AX33
Ratings:	Notes	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings, Inc.
	Debentures	Baa2 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings, Inc.
Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Lebenthal & Co., LLC

Lloyds Securities Inc.

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Mitsubishi UFJ Securities (USA), Inc.

RBS Securities Inc.

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 888-603-5847, Citigroup Global Markets Inc. toll free at 800-831-9146, Deutsche Bank Securities Inc. toll free at 800-503-4611 and J.P. Morgan Securities LLC collect at 212-834-4533.